EXHIBIT 11-1


              STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
                              POORE BROTHERS, INC.

                                                            Three months ended               Nine months ended
                                                               September 30,                   September 30,
                                                        ---------------------------     ---------------------------
                                                            1997            1996            1997            1996
                                                        -----------     -----------     -----------     -----------
Net loss ...........................................    $(1,269,141)    $  (167,289)    $(2,318,321)    $  (380,032)
                                                        -----------     -----------     -----------     -----------
Weighted average common shares outstanding .........      7,051,657       3,473,624       7,007,091       3,485,743
Common stock equivalents from stock options and
warrants ...........................................          *             758,412(1)        *             758,412(1)
                                                        -----------     -----------     -----------     -----------
Total weighted average common shares outstanding ...      7,051,657       4,232,036       7,007,091       4,244,155
                                                        -----------     -----------     -----------     -----------
Loss per common share and common share equivalent ..    $     (0.18)    $     (0.04)    $     (0.33)    $     (0.09)
                                                        -----------     -----------     -----------     -----------

(1) Anti-dilutive common stock equivalents included in accordance with Securities and Exchange Commission Staff
    Accounting Bulletin No. 83.
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*        Not included as they are anti-dilutive.
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